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                                                                    Exhibit 99.7

                      CHANGE IN CONTROL SEVERANCE AGREEMENT

         AGREEMENT made as of April 16, 1999 between World Color Press, Inc., a Delaware corporation (the "Company"), with offices at 340 Pemberwick Road, Greenwich, CT 06820, and Paul Carousso (the "Executive").

         WHEREAS, the Executive is employed by the Company or by one of its wholly-owned consolidated subsidiaries.

         WHEREAS, the Company wishes to encourage the Executive to remain with and devote full time and attention to the business affairs of the Company and wishes to provide income protection to the Executive for a period of time in the event of a Change in Control;

         NOW, THEREFORE, in consideration of the mutual agreement and understandings set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

             1. DEFINITIONS.

                  (a) "BASE SALARY" shall mean the Executive's regular annual rate of base pay as of the date in question.

                  (b) "CAUSE" shall mean the Executive's (i) conviction or guilty plea or plea of nolo contendere of a felony involving fraud or dishonesty, (ii) theft or embezzlement of property from the Company or
         (iii) willful and continued refusal by the Executive substantially to perform the duties of his position (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the Executive's issuance of a notice of termination for "Good Reason", (as defined herein)), within a reasonable period of time after receipt of written notice from the Company specifying the manner in which the Company believes the Executive is not substantially performing the duties of his position. For this definition, no act or failure to act shall be deemed willful unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act was in the best interests of the Company.

                  (c) A "CHANGE OF CONTROL" shall be deemed to have taken place if: (i) any person, corporation, or other entity or group, including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than any employee benefit plan then maintained by the Company, becomes the beneficial owner of shares of the Company having 30 percent or more of the total number of votes that may be cast for the election of Directors of the Company; (ii) as the result of, or in connection with, any contested election for the Board of Directors of the Company, or any tender or exchange offer, merger or other business combination or sale of assets, or any


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         combination of the foregoing (a "Transaction"), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company or its assets, or (iii) at any time (a) the Company shall consolidate or merge with any other Person and the Company shall not be the continuing or surviving corporation, (b) any Person shall consolidate or merge with the Company and the Company shall be the continuing or surviving corporation and in connection therewith, all or part of the outstanding Company stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property, (c) the Company shall be a party to a statutory share exchange with any other Person after which the Company is a subsidiary of any other Person, or (d) the Company shall sell or otherwise transfer 50% or more of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any Person or Persons.

                  (d) The "CHANGE IN CONTROL DATE" shall mean the date immediately prior to the effectiveness of the Change in Control.

                  (e) "DATE OF TERMINATION" shall mean fifteen days following a party's receipt of the Notice of Termination.

                  (f) The Executive shall have "GOOD REASON" to terminate employment if (i) the Executive is not elected, reelected, or otherwise continued in the office of the Company or any of its subsidiaries which he held immediately prior to the Change in Control Date, or he is removed as a member of the Board of Directors of the Company or any of its subsidiaries if the Executive was a director immediately prior to the Change in Control Date; (ii) the Executive's duties, responsibilities, status or authority are materially reduced, diminished or adversely altered from those in effect on the Change in Control Date or the Executive is assigned duties inconsistent with the Executive's status as a senior officer of the Company; (iii) the Executive's future or current compensation or benefits are reduced;
         (iv) the Company reduces the potential earnings of the Executive under any performance-based bonus, equity or other incentive plan of the Company in effect immediately prior to the Change in Control Date; (v) the Company requires that the Executive's employment be based at a location more than ten miles away from the location at which it is based at the Change in Control Date; (vi) any purchaser, assign, surviving corporation, or successor of the Company or its business or assets (whether by acquisition, merger, liquidation, consolidation, reorganization, sale or transfer of assets of business, or otherwise) fails or refuses to expressly assume in writing this Agreement and all of the duties and obligations of the Company hereunder pursuant to
         Section 14 hereof; (vii) the Company fails to pay any amounts due to the Executive; (viii) the Company requires the Executive to travel substantially more than he traveled prior to the Change in Control Date; or (ix) the Company breaches any of the provisions of this Agreement. The Executive shall also have Good Reason in the event upon or following a Potential Change in Control any of the foregoing shall occur.


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                  (g) NOTICE OF TERMINATION. After a Change in Control and
         during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Paragraph 15 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (h) "PERSON" shall have the meaning ascribed to such term in
         Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in
         Section 13(d).

                  (i) A "POTENTIAL CHANGE IN CONTROL" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:

                           (I) The Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                           (II) The Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

                           (III) The Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

                  (j) "TARGET BONUS" shall mean the Executive's maximum bonus eligibility under the Company's management bonus plan.

                  (k) "TERMINATION OF EMPLOYMENT" shall mean the termination of the Executive's employment with the Company other than such a termination in connection with an offer of immediate reemployment by a successor or assign of the company or purchaser of the Company or its assets under terms and conditions which would not permit the Executive to terminate his employment for Good Reason.

                  2. TERM. The initial term of this Agreement shall be for the period commencing on the date hereof and ending on the fifth anniversary thereafter. The Term shall be automatically extended by one additional day for each day beyond the fifth anniversary of the date of this Agreement that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such to the Executive. (In such event, the Agreement shall thus terminate on the second anniversary of the effective date of such notice).


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                  3. ELIGIBILITY FOR SEVERANCE BENEFITS. The Executive shall be eligible for the benefits described in Paragraph 4 (the "Severance Benefits") if, during the Term there has been a Change in Control and during the two year period commencing on the Change of Control Date, the Executive has a Termination of Employment initiated (i) by the Company without Cause or (ii) by the Executive for Good Reason. The Executive's employment shall also be deemed to have a Termination of Employment following a Change in Control if the Executive's employment is terminated in connection with or following a Potential Change in Control and prior to the actual Change in Control.

                  4. SEVERANCE BENEFITS. Upon satisfaction of the requirements set forth in Paragraph 3, and subject to Paragraphs 7 and 11, the Executive shall be entitled to the following Severance Benefits:

                           (a) CASH PAYMENT. The Executive shall be entitled to receive an amount of cash equal to two (2) times the greater of

                                    (i) the sum of the Executive's Base Salary
         and Target Bonus, in each case as in effect upon the Termination of Employment, or

                                    (ii) the sum of the Executive's Base Salary
         and Target Bonus, in each case as in effect on the Change in Control Date.

         Notwithstanding the foregoing, in each case, the Base Salary and Target Bonus shall be those in effect prior to any reductions giving rise to a termination for Good Reason. The payment shall be made in a single lump sum upon the Executive's Termination of Employment unless the Executive shall have elected another method on the signature page hereof.

                           (b) EQUITY-BASED COMPENSATION. To the extent not already vested pursuant to the terms of any option plans then in effect, any and all (i) options, phantom units, and other awards granted to Executive pursuant to any such plan to purchase Company stock or which is measured by the current market value of Company stock and (ii) restricted stock of the Company, granted to the Executive, shall be fully vested. If the Executive shall so elect, the Company shall, in lieu of issuing Company shares upon the exercise of outstanding options, pay the Executive a lump sum amount, less required withholding, equal to the difference between the aggregate exercise price of such options and the product of the aggregate numbers of options held by the Executive times the greater of (A) the per share value of the consideration received by shareholders of the Company upon the consummation of the Change in Control and (B) the fair market value per share of the Company stock upon a Change of Control.

                           (c) CONTINUATION OF BENEFITS. For a twenty-four (24) month period after the Date of Termination, the Company shall arrange to provide the


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         Executive with life, disability, accident, health and dental insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination (without giving effect to any reduction in such benefits subsequent to a Change in Control which reduction constitutes Good Reason.) Benefits otherwise receivable by the Executive pursuant to this Section shall be reduced to the extent comparable benefits are actually received by or made available to the Executive without cost during the twenty-four (24) month period following the Executive's termination of employment (and any such benefits actually received by the Executive shall be reported to the Company by the Executive.)

                           (d) RETIREMENT BENEFITS. The Company shall pay the Executive a lump sum in an amount equal to the benefits under all defined benefit and cash balance plans (including but not limited to the World Color Press, Inc. Cash Balance plan and Supplemental Executive Retirement Plan (collectively, the "Pension Plans")) which the Executive would have accrued had he continued his employment with the Company until the second anniversary of the Date of Termination assuming no change in base compensation and bonus potential and assuming full bonus payout and without regard to any amendment to the Pension Plan(s) made subsequent to a Change in Control or a Potential Change in Control which becomes a Change in Control.

                           (e) PLAN AMENDMENTS. The Company may adopt such amendments to its employee benefit plans and insurance policies as are necessary to effectuate the provisions of this Agreement. If and to the extent any benefits under this Paragraph 4 are not paid or payable or otherwise provided to the Executive or his dependents or beneficiaries under any such plan or policy (whether due to the terms of the plan or policy, the termination thereof, applicable law, the failure of the Company to adopt such amendments or otherwise), then the Company itself shall pay or provide for such benefits.

                           (f) LEGAL FEES. The Company also shall pay to the Executive all legal fees and expenses incurred by the Executive as a result of a termination which entitles the Executive to the Severance Benefits (including all such fees and expenses, if any, incurred in disputing any such termination or in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment of benefit provided hereunder). Such payments shall be made within five
         (5) business days after delivery of the Executive's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

             5. PAYMENTS OTHER THAN SEVERANCE. In the event the Severance Benefits outlined in paragraph 4 above are payable, the Executive shall also be entitled to all compensation and other amounts accrued, due and owing to Executive from the Company as of the date of Termination of Employment.


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             6. EXECUTIVE'S AGREEMENTS.

                  (a) CONTINUATION OF EMPLOYMENT. In exchange for, and in consideration of the Severance Benefits, Executive agrees that subject to the terms and condition of this Agreement to remain in the employ of the Company until the earliest of (i) a date which is six months from the date of such Potential Change of Control, (ii) the date of a Change in Control, (iii) the date of termination by the Executive of the Executive's employment for Good Reason (determined by treating the Potential change in Control as a Change in Control in applying the definition of Good Reason), by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Executive's employment for any reason.

                  (b) NON-COMPETE. In consideration of and in connection with the Severance Benefits provided under the Agreement, and in order to protect the good will of the Company, the Executive hereby covenants and agrees that for the twelve (12) month period following his initial receipt of Severance Benefits he shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control, or be connected as a director, officer, employee, partner, consultant or otherwise with any Competing Business, other than as a shareholder or beneficial owner, directly or indirectly of five (5) percent or less of the outstanding securities of a publicly held Competing Business. For purposes of this Agreement, "Competing Business" means any business, firm or enterprise engaged in a business substantially similar to the Company's business within the same geographical locations in which the Company operates on the Date of Termination. The Executive acknowledges and agrees that at least one half (1/2) of the Severance Benefits received hereunder is in exchange for this non-competition covenant.

             7. GOLDEN PARACHUTE GROSS-UP. If, in the written opinion of a Big 5 accounting firm engaged by either the Company or the Executive for this purpose (at the Company's expense), or if so alleged by the Internal Revenue Service, the aggregate of the benefit payments under this Agreement would cause the payment of one or more of such benefits to constitute an "excess parachute payment" as defined in Section 280G(b) of the Internal Revenue Code ("Code"), then the Company will pay to the Executive an additional amount in cash (the "Gross-Up Payment") equal to the amount necessary to cause the net amount retained by the Executive, after deduction of any (i) excise tax on the payments under Paragraph 4, (ii) federal, state or local income tax on the Gross-Up payment, and (iii) excise tax on the Gross-Up payment, to be equal to the aggregate remuneration the Executive would have received under
         Section 4, excluding such Gross-Up Payment (net of all federal, state and local excise and income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law. The Gross-Up Payment provided for in this Paragraph shall be made within ten (10) days after the termination of Executive's employment, provided however that if the amount of the payment cannot be finally determined at the time, the Company shall pay to Executive an estimate as determined in good faith by the Company of such payments (together with interest at


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         the rate provided in section 1274(b)(2)(B) of the Code as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date of termination. Any dispute concerning the application of this paragraph shall be resolved pursuant to paragraph 10, and if Paragraph 11 applies, any reference in this Paragraph to Paragraph 4 shall also be deemed to include a reference to Paragraph 11 as well.

             8. EMPLOYMENT AT-WILL. Notwithstanding anything to the contrary contained herein, the Executive's employment with the Company is not for any specified term and may be terminated by the Executive or by the Company at any time, for any reason, with or without cause, without liability except with respect to the Severance Benefits provided hereunder or as required by law or any other contract or employee benefit plan.

             9. WAIVER OF OTHER SEVERANCE BENEFITS. The benefits payable pursuant to this Agreement are in lieu of any other severance benefits which may otherwise by payable to the Executive upon termination following a Change in Control pursuant to Agreement, policy or practice, except those benefits which are to be made available to the Executive as required by applicable law.

             10. DISPUTE. All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing. Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the city of Greenwich, CT, using a single arbitrator, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The arbitrator shall have the power to order specific performance, mandamus, or other appropriate legal or equitable relief to enforce the provisions of this Agreement. The company shall pay all costs of the arbitration and all reasonable attorney's and accountant's fees of the Executive in connection therewith.

             11. COMPENSATION DURING DISPUTE. If a purported termination occurs following a Change in Control or a Potential Change in Control leading to a Change in Control and during the Term of this Agreement, and such termination is disputed by any party, the Company shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which the Executive was participating when the notice giving rise to the dispute was given until the dispute is finally resolved in accordance with Paragraph 10 hereof. Amounts paid under this paragraph 11 are in addition to all other amounts due under this Agreement (other than those due under paragraph 5 hereof) and shall


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         not be offset against or reduce any other amounts due under this
         Agreement. In addition, any Gross-Up Payment due under Paragraph 7 shall be increased to take into account any increased benefits under this Paragraph.

             12. NO SET-OFF. There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to or benefit for the Executive provided for in this Agreement.

             13. NO MITIGATION OBLIGATION. The parties hereto expressly agree that the payment of the benefits by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, not shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

             14. SUCCESSORS; BINDING AGREEMENT.

                  (a) This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company's assets, or any other Change in Control. The Company shall require any purchaser, assign, surviving corporation, or successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in the form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any purchaser, assign, surviving corporation of successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and assets of the Company whether by purchase, merger, consolidation, reorganization, transfer of all or substantially all of the business or assets of the Company, or otherwise (and such purchaser, assign, surviving corporation or successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but this Agreement shall not otherwise be assignable, transferable or delegable by the Company.

                  (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this


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         Section 14. Without limiting the generality of the foregoing, the
         Executive's right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, or otherwise subject to anticipation, alienation, sale, encumbrance, charge, hypothecation, or set-off in respect of any claim, debt, or obligation, or to execution, attachment, levy or similar process, or assignment by operation of law, other than by a transfer by his will or by the laws of descent and distribution. Any attempt, voluntary or involuntary, to effect any action prohibited by this Paragraph shall be null, void, and of no effect.

             15. NOTICES. Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal or receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, or other similar means of communication, as follows:

                  (a) If to the Company, addressed to its principal executive offices to the attention of its Secretary;

                  (b) If to the Executive, to him or her at the address set forth below under the Executive's signature; or at any such other address as either party shall have specified by notice in writing to the other.

             16. AMENDMENTS; WAIVERS. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and by a duly authorized representative of the Company. By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity.

             17. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreement, promises, covenants, arrangement, communication, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

             18. SEVERABILITY; ENFORCEMENT. If any provision of this Agreement, or the application thereof to any person, place or circumstance shall be held by a court of


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         competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other persons, places and circumstances shall remain in full force and effect.

             19. INDEMNIFICATION. The Company shall indemnify, defend, and hold the Executive harmless from and against any liability, damaged, costs, or expenses (including attorney's fees) in connection with any claim, cause of action, investigation, litigation, or proceeding involving him by reason of his having been an officer, director, employee, or agent of the Company, unless it is judicially determined, in a final, nonappealable order, that the Executive was guilty of gross negligence or willful misconduct. The Company also agrees to maintain adequate directors and officer liability insurance for the benefit of Executive for the term of this Agreement and for at least two years thereafter.


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             20. GOVERNING LAW. This Agreement shall be interpreted,
         administered and enforced in accordance with the law of the State of Connecticut, except to the extent pre-empted by Federal law.

             The parties have duly executed this Agreement as of the date first written above.


                                                        EXECUTIVE


                  By:
                     --------------------------         -----------------------
                                                        Paul Carousso
                                                        14 Meadow Lane
                                                        Chappaqua, NY  10514


                  Form of Cash Benefit Payment paragraph 4(a)

                  _____ One lump sum payment
                  _____ Equal monthly installment payments each in the
                        amount of Executive's monthly Base Salary as of the date of termination of employment.


                                                     ---------------------------
                                                     Paul Carousso


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